AGREEMENT (the "Agreement") dated as of September 13, 2005 (the "Effective Date") by and between Vion Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with offices at 4 Science Park, New Haven, CT 06511, and Howard Johnson, (the "Executive").

WI T N E S SE T H :

WHEREAS, the Board of Directors of the Company (the "Board") recognizes the importance of the past and current efforts of the Executive to the growth and success of the Company; and

WHEREAS, the Board wishes to provide the Executive with certain protections in the event that the Executive's employment is terminated (under certain circumstances) after Alan Kessman's retirement, resignation or termination as Chief Executive Officer ("CEO") of the Company, in order to induce the continued efforts of the Executive on behalf of the Company.

NOW THEREFORE, in consideration of the foregoing and of the premises set forth herein, the parties hereto agree as follows:

1.  Definitions.

1.1    Cause. For purposes of this Agreement, termination by the Company of the Executive's employment for "Cause" shall mean termination (a) upon the willful and continued failure by the Executive to substantially perform his duties with the Company, after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, (b) the willful engaging by the Executive in an act or acts of dishonesty constituting a felony under the laws of the United States or any state thereof and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company, or the Executive's conviction of a felony under the laws of the United States or any state thereof, or (c) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

2.    Termination Without Cause. If, at any time within one year after the earlier of (i) the date of a public announcement by the Company of the hiring of a new CEO and (ii) the date of hiring of such new CEO as set forth in such public announcement (the "CEO Hiring Date") the Executive is terminated by the Company without Cause, as described in Section 1.1, the Executive shall be entitled to the benefits provided in Section 3 unless such termination is because of the Executive's death.

3.    Compensation Upon Termination. If the Executive qualifies for benefits pursuant to Section 2 hereof, then the Executive shall be entitled to the benefits provided below:

(a)    the Company shall pay to the Executive his full base salary through the date of termination of employment, at the rate as in effect at the time notice of termination is given, no later than the fifth day following the date of termination of employment, plus accrued vacation pay through the date of termination of employment;

(b)    all other amounts to which the Executive is entitled under any compensation plan of the Company through the date of termination of employment shall be paid on the dates such amounts are due under such plans;

(c)    provided that the Executive has executed a general release in favor of the Company effective as of the date of termination of employment in the form attached hereto as Exhibit A (the "Release"), not later than the fifth day following the termination of the

Revocation Period (as defined in the Release) without the revocation of the Release, (i) the Company shall pay to the Executive, a lump sum severance payment equal to the sum of: (1) twelve months of the Executive's monthly base salary at the rate as in effect as of the date of termination of employment or immediately prior to such termination, whichever is greater; and (2) the average of the last two cash bonus payments made to the Executive prior to the termination of the Executive's employment; and (ii) until the earlier of (1) 12 months after such termination of employment or (2) the date the Executive has obtained new full-time employment and has become eligible for health insurance benefits, the Company shall make all payments due under COBRA to provide the Executive with group health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the date of termination; provided that the Executive has elected continuation coverage in accordance with COBRA.

4.    Transition Period. If the Executive voluntarily resigns from his position as President and Chief Financial Officer of the Company within the first 90 days following the CEO Hiring Date, the Executive shall be entitled to the benefits provided below:

(a)    no later than the fifth day following the date of resignation, the Company shall pay to the Executive his full base salary through the date of resignation at the rate as in effect at the time notice of resignation is given, plus accrued vacation pay through the date of resignation;

(b)    all other amounts to which the Executive is entitled under any compensation plan of the Company at the time of such resignation shall be paid on the dates such amounts are due under such plans;

(c)    provided that the Executive has executed the Release and the Revocation Period has ended without the Release being revoked, (i) the Company shall continue to pay to the Executive his full base salary, at the rate as in effect at the date of resignation, at such time as such payments would have been due pursuant to the Executive's previous salary arrangement, until the earlier of (1) 12 months after the date of such resignation or (2) the date Executive has obtained new full-time employment (the "Transition Period"), provided that the Executive advises and consults by telephone, in writing or, at a mutually agreeable time, in person regarding the affairs of the Company with the officers and directors of the Company upon requests for such services by such officers and directors during the Transition Period; and (ii) until the earlier of (1) 12 months after such resignation or (2) the date the Executive has obtained new full-time employment and became eligible for health insurance benefits, the Company shall make all payments due under COBRA to provide the Executive with group health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the date of termination; provided that the Executive has elected continuation coverage in accordance with COBRA.

5.    No Mitigation. Except as provided in Sections 3(c) and 4(c), the Executive shall not be required to mitigate the amount of any payment provided for in Sections 3 or 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Sections 3 or 4 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

6.    No Disparagement. In the event that the Executive shall receive the benefits as provided in Section 3 or Section 4 hereto, the Executive agrees to not make any statements, either directly or through other persons or entities, which are disparaging to the Company or any of its affiliates, management, officers, directors, services, products, operations, prospects or other matters relating to the Company's business, nor shall the Company, or its officers and directors make any statements, either directly or through other persons or entities, which are disparaging to the Executive. The parties agree that a breach of the provisions of this Section 6 shall constitute a material breach of this Agreement.

7.    No Offer of Continued Employment. This Agreement shall not constitute an offer of continued employment to the Executive and shall not alter the at-will nature of the Executive's employment with the Company. Further, nothing herein shall require the Company to offer the Executive the position of CEO.

8.    Termination. Reference is made to the Severance Agreement, dated [October 15, 1998], by and between the Company and the Executive (the "Prior Agreement"). It is the intent of the parties that the Executive not be entitled to payments under both this Agreement and the Prior Agreement but, instead, if the Executive qualifies for payments of any kind under one agreement, that he not be entitled to payments of any kind under the other agreement. Accordingly, this Agreement shall terminate and have no effect upon the earliest of (i) the date, if any, upon which the Executive is offered the position of CEO, (ii) the Executive's termination of employment for any reason prior to the CEO Hiring Date, (iii) a change of control of the Company (as defined in the Prior Agreement) and (iv) two years after the date hereof (the "Termination Date"). Notwithstanding the foregoing sentence, (a) if the Termination Date occurs because of a change in control of the Company under clause (iii) of the preceding sentence, then (A) only Sections 2 and 3 hereof shall terminate immediately and the remainder of this Agreement shall survive until the earlier of (x) the next applicable Termination Date and (y) the termination of the Executive's employment (by either the Company or the Executive) in a manner which makes him eligible for payments under the Prior Agreement, and (b) if the Executive becomes entitled to, and commences to receive, benefits pursuant to Section 3 or 4 hereto prior to the Termination Date, such benefits shall continue in accordance with the terms hereof.

9.    Assignments and Successors. No party may assign any of its rights under this Agreement without the prior consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, executors, administrators, successors and assigns.

10.    Governing Law. The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut, without giving effect to its conflicts of laws principles.

11.    Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior agreements among the parties, whether written or oral, relating to the subject matter hereof. Notwithstanding the foregoing, this Agreement shall not supersede or alter in any manner the Prior Agreement.

12.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

VION PHARMACEUTICALS, INC.
By:	/s/ Alan Kessman	/s/ Howard Johnson
	Name: Alan Kessman Title: Chief Executive Officer	Howard Johnson

Exhibit A

[Company Letterhead]

  [Date]

Howard Johnson
[Address]

Dear Howard:

This will confirm that your employment with Vion Pharmaceuticals, Inc. (the "Company") has been terminated as of                     . In exchange for your general release, which is set forth below, the Company will pay you an amount of severance as set forth in the Agreement, dated September 13, 2005, by and between you and the Company (the "Agreement").

The foregoing payment is given in return for your agreement, for yourself and for the executors and administrators of your estate, your heirs, successors and assigns, to the release and discharge forever of the Company and its officers, directors, employees and stockholders and the respective executors, administrators, heirs, successors and assigns of the foregoing, from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company or any of its officers, directors, employees or stockholders you ever had, now have or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof including, but not limited to, any matter relating to or arising out of your employment or termination thereof under any contract, tort, federal, state or local fair employment practices or civil rights law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Connecticut Fair Employment Practices Act, the federal Family and Medical Leave Act, the Connecticut Family and Medical Leave Act, or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing, implied contract of permanent employment or the tortious or willful discharge of employment. You and the Company also agree that proposed release will not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which you are a named party, you will agree to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to you.

The Company has advised you to consult with an attorney prior to executing this agreement and the Agreement. By executing this agreement, you acknowledge that (a) you have been provided an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this agreement and the Agreement, (b) this is a final offer and you have been given twenty-one (21) days in which to consider whether you wish to enter into this agreement, (c) you have elected to enter this agreement and the Agreement knowingly and voluntarily and (d) if you do so within fewer than 21 days from receipt of the final document you have knowingly and voluntarily waived the remaining time. The Company reserves the right to change or revoke this agreement prior to your execution hereof. This agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this agreement except as to rights or claims arising under the Age Discrimination in Employment Act, in which case you have seven (7) days following execution of this agreement to change your mind (the "Revocation Period"). You further covenant not to contest the validity of this release subsequent to the Revocation Period and agree that if you nonetheless should pursue litigation against the Company involving any matter covered and released hereby, you agree that you first shall restore to the Company the full value of all consideration you have received or to which you are entitled under this agreement and the Agreement and shall be liable for the Company's costs and attorneys' fees incidental to defending such legal action.

If this is in accordance with our agreement, please sign and return to us the enclosed copy of this letter, which shall then be a binding agreement between us.

Very truly yours,
Vion Pharmaceuticals, Inc.
By:
Name: Title:

Agreed and Accepted:

  Howard Johnson